Exhibit 99.1

Net 1 UEPS Technologies, Inc. Reports Fourth Quarter and Full Year 2016 Results

JOHANNESBURG, August 25, 2016 – Net 1 UEPS Technologies, Inc. (Nasdaq: UEPS; JSE: NT1) today released results for the fourth quarter and full-year fiscal 2016.

  Q4 2016 Revenue of $151.3 million, an increase of 15% in constant currency;

  Q4 2016 FEPS of $0.51, which includes an adverse impact of $2.0 million, or $0.042 per share, attributable to taxes;

  Closed IFC transaction with the issue of 10 million shares for $107.7 million on May 11, 2016.

Summary Financial Metrics

	Three months ended June 30,
			% change		% change
	2016	2015	in USD		in ZAR
(All figures in USD ‘000s except per share data)
Revenue	151,259	164,286	(8%	)	15%
GAAP net income	24,356	23,914	2%		27%
Fundamental net income (1)	26,299	27,233	(3%	)	20%
GAAP earnings per share ($)	0.48	0.51	(7%	)	16%
Fundamental earnings per share ($) (1)	0.51	0.58	(12%	)	10%
Fully-diluted shares outstanding (‘000’s)	51,224	46,944	10%
Average period USD/ ZAR exchange rate	15.02	12.04	25%

	Year ended June 30,
			% change		% change
	2016	2015	in USD		in ZAR
(All figures in USD ‘000s except per share data)
Revenue	590,749	625,979	(6%	)	19%
GAAP net income	82,454	94,735	(13%	)	10%
Fundamental net income (1)	92,113	108,205	(15%	)	7%
GAAP earnings per share ($)	1.72	2.03	(15%	)	7%
Fundamental earnings per share ($) (1)	1.92	2.32	(17%	)	5%
Fully-diluted shares outstanding (‘000’s)	48,105	46,913	3%		3%
Average period USD/ ZAR exchange rate	14.38	11.43	26%

(1) Fundamental net income and earnings per share are non-GAAP measures and are described below under “Use of Non-GAAP Measures—Fundamental net income and fundamental earnings per share.” See Attachment B for a reconciliation of GAAP net income to fundamental net income and earnings per share.

Factors impacting comparability of our Q4 2016 and Q4 2015 results

  Unfavorable impact from the strengthening of the U.S. dollar against primary functional currencies: The U.S. dollar appreciated by 26% against the ZAR and 9% against the KRW during Q4 2016, which negatively impacted our reported results;
  Higher financial services revenue and transaction fees: We experienced growth in lending revenues due to an increase in the number of loans extended, and an increase in transaction fees;
  Ongoing contributions from EPE and Smart Life and expansion of branch network: Our EPE and Smart Life offerings contributed to an increase in revenue in ZAR, as well as an associated increase in establishment costs for our branch network;
  Increase in ad hoc terminal and card sales: Our reported results were positively impacted by higher ad hoc terminal and card sales during Q4, 2016;
  Gain on change in accounting for Finbond: We recognized a gain of $1.6 million, net of tax, related to the change to the equity method of accounting from available-for-sale method for Finbond ;
  Tax impact of dividends from South African subsidiary: Our income tax expense includes approximately $2.0 million related to the tax impact, including withholding taxes, resulting from further distributions from our South African subsidiary during fiscal 2016, which helped reduce the impact of a weakened ZAR on our reported cash balances. The conversion of a significant portion of our ZAR cash reserves to USD also had a negative impact on our interest income due to the material difference between ZAR and USD deposit rates; and
  Issue of 10 million shares of our common stock: Our earnings per share and fundamental earnings per share for Q4 2016 were adversely impacted by the issuance of 10 million shares of our common stock to IFC Investors, partially offset by modestly higher interest income due to the cash consideration received for the share issue.

“As a disruptive force providing technology-based solutions to facilitate financial inclusion, we have built a business model that is defensible, differentiated, sustainable and socially responsible, and that once again has delivered top and bottom line constant currency growth despite on-going political and regulatory interference in South Africa, and macroeconomic events globally,” said Serge Belamant, Chairman and CEO of Net1. “Being disruptive is not for the fainthearted, but we believe that unless norms, cartels and traditional thinking are challenged, progress will be obstructed at the cost of those who need it most. In fiscal 2017, we will continue to grow our South African businesses, but will also directly market and sell our UEPS/EMV solutions, and their related financial products, in other developing economies with the help of our partners like the IFC, further aided by focused acquisitions. We have spent the past few months on the restructuring and building of our management teams, and are now ready and able to scale our operations internationally,” he concluded.

“During fiscal 2017, we expect to implement our strategic plan by investing between $15 and $20 million on building out our direct international sales force, management teams and infrastructure; establishing a presence in new countries and further developing our products across Europe and many emerging countries in Africa, Asia and Latin America. These investments will be a drag on our reported results but the resultant top line benefits should start to accrue in the second half of fiscal 2017, and more meaningfully in fiscal 2018 and beyond,” said Herman Kotze, Chief Financial Officer of Net1. “In South Africa, we expect our CPS business to remain flat, while our financial inclusion businesses should continue to grow in excess of 15%. As a result of these factors, and taking into consideration the approximately 10 million shares issued to the IFC in May 2016, for fiscal 2017, we anticipate our fundamental earnings per share to be at least $1.65. Our guidance assumes that our existing contract with SASSA remains in effect for the full year on the existing terms and conditions, an updated constant currency base of ZAR 14.38/ $1, a share count of 54.1 million shares, and a tax rate between 33%-35%,” he concluded.

Purchase of shares under 10b5-1 plan and unscheduled Korean debt repayment

As of August 24, 2016, we had repurchased approximately 1.2 million shares of our common stock under our $50 million 10b5-1 plan that we adopted on June 29, 2016 and that expires at the end of August 2016.

On July 29, 2016, we prepaid KRW 30 billion (approximately $26.0 million, translated at exchange rates applicable as of June 30, 2016) of our Korean debt facility. We had outstanding long-term debt of KRW 30.0 billion following this unscheduled payment, and a replenished revolver facility of KRW 10 billion which expires in 2018.

Results of Operations by Segment and Liquidity

Our operating metrics will be updated and posted on our website (www.net1.com).

South African transaction processing

Segment revenue was $53.6 million in Q4 2016, down 10% compared with Q4 2015 in USD, but 12% higher on a constant currency basis. In ZAR, the increase in segment revenue and operating income was primarily due to higher EPE transaction revenue as a result of increased usage of our ATMs, more low-margin transaction fees generated from card holders using the South African National Payment System, increased inter-segment transaction processing activities, and a modest increase in the number of social welfare grants distributed. Our operating income margin for Q4 2016 and 2015 was 24% and 19%, respectively, and was higher primarily due to higher EPE revenue as a result of increased ATM transactions, an increase in inter-segment transaction processing activities, an increase in the number of beneficiaries paid in Q4 2016 and a modest increase in the margin of transaction fees generated from cardholders using the South African National Payment System, partially offset by annual salary increases granted to our South African employees.

International transaction processing

Segment revenue was $47.2 million in Q4 2016, up 11% compared with Q4 2015 in USD, and up 38% on a constant currency basis. Revenue increased in constant currency primarily due to higher transaction volume at KSNET during Q4 2016 and the contribution from Transact24 and Masterpayment from April 2016. Operating income during Q4 2016 was higher primarily due to higher processing activity at KSNET, partially offset by an increase in depreciation expenses at KSNET and ongoing ZAZOO start-up costs. Operating income margin for Q4 2016 and 2015 was constant at 17%.

Financial inclusion and applied technologies

Segment revenue was $62.1 million in Q4 2016, down 15% compared with Q4 2015 in USD and up 6% on a constant currency basis. In ZAR, Financial inclusion and applied technologies revenue and operating income increased primarily due to more ad hoc terminal and card sales, more insurance policies sold and higher lending service fees, partially offset by lower sales of prepaid airtime and other value-added services . Operating income for Q4 2016 was also adversely impacted by establishment costs for Smart Life and expansion of our branch network as well as an increase in inter-segment charges. Operating income margin for the Financial inclusion and applied technologies segment was 22% and 27% during Q4 2016 and 2015, respectively, and has decreased primarily due to establishment costs for Smart Life, expansion of our branch network and an increase in inter-segment charges.

Corporate/eliminations

Our corporate expenses have decreased largely due to the impact of the stronger USD on goods and services procured in other currencies, primarily the ZAR, lower amortization costs and the gain resulting from the change in accounting for Finbond, partially offset by modest increases in USD denominated goods and services purchased from third parties and directors’ fees.

Cash flow and liquidity

At June 30, 2016, we had cash and cash equivalents of $223.6 million, up from $117.6 million at June 30, 2015. The increase in our cash balances from June 30, 2015, was primarily due to the cash received from issue of our common stock to the IFC Investors and the expansion of all of our core businesses, partially offset by the strengthening of the U.S. dollar against our primary functional currencies, repurchase of shares of our common stock, provisional tax payments, acquisitions and capital expenditures.

Excluding the impact of interest received, interest paid under our Korean debt and taxes, the increase in cash from operating activities resulted from improved trading activity during fiscal 2016. Capital expenditures for Q4 2016 and 2015 were $7.1 million and $11.6 million, respectively, and have decreased primarily due to the acquisition of fewer payment processing terminals in South Korea. During Q4 2016, we paid $25.9 million for 100% of the issued and outstanding shares of Masterpayment. We received approximately $107.7 million from the issuance of approximately 10 million shares of our common stock to the IFC Investors. Finally, we paid $2.7 million related to the repurchase of our common stock under our buy-back authorization and made a scheduled Korean long-term debt repayment of $8.7 million

Use of Non-GAAP Measures

US securities laws require that when we publish any non-GAAP measures, we disclose the reason for using the non-GAAP measure and provide reconciliation to the directly comparable GAAP measure. The presentation of fundamental net income and fundamental earnings per share and headline earnings per share are non-GAAP measures.

Fundamental net income and fundamental earnings per share

Fundamental net income and earnings per share is GAAP net income and earnings per share adjusted for (1) the amortization of acquisition-related intangible assets (net of deferred taxes), (2) stock-based compensation charges and (3) unusual non-recurring items, including the amortization of KSNET debt facility fees and US government investigations-related and US lawsuit expenses as well as, in fiscal 2016, a fair value gain resulting from the acquisition of Transact24, a gain resulting from the change in accounting for Finbond and costs related to the IFC transaction and to acquisitions consummated or ultimately not pursued, and in fiscal 2015, a refund (net of taxes) related to Korean industry-wide litigation that has now been finalized. Management believes that the fundamental net income and earnings per share metric enhances its own evaluation, as well as an investor’s understanding, of our financial performance. Attachment B presents the reconciliation between GAAP and fundamental net income and earnings per share.

Headline earnings per share (“HEPS”)

The inclusion of HEPS in this press release is a requirement of our listing on the JSE. HEPS basic and diluted is calculated using net income which has been determined based on GAAP. Accordingly, this may differ to the headline earnings per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including but not limited to, International Financial Reporting Standards.

HEPS basic and diluted is calculated as GAAP net income adjusted for the profit on sale of property, plant and equipment, and in fiscal 2016, a fair value gain resulting from the acquisition of Transact24 and a gain resulting from the change in accounting for Finbond. Attachment C presents the reconciliation between our net income used to calculate earnings per share basic and diluted and HEPS basic and diluted and the calculation of the denominator for headline diluted earnings per share.

Conference Call

We will host a conference call to review Q4 2016 results on August 26, 2016, at 8:00 Eastern Time. To participate in the call, dial 1-855-481-5362 (US and Canada), 0808-162-4061 (U.K. only) or 0-800-200-648 (South Africa only) ten minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on the Net1 homepage, www.net1.com. Please click on the webcast link at least ten minutes prior to the call. A webcast of the call will be available for replay on the Net1 website through September 18, 2016.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”) or utilize its proprietary mobile technologies. The Company operates market-leading payment processors in South Africa and the Republic of Korea. Through Transact24, Net1 offers debit, credit and prepaid processing and issuing services for Visa, MasterCard and ChinaUnionPay in China and other territories across Asia-Pacific, Europe and Africa, and the United States. Through Masterpayment, Net1 provides payment processing and enables working capital financing in Europe.

UEPS permits the Company to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1’s UEPS/EMV solution is interoperable with global EMV standards that seamlessly enable access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1’s mobile technologies include its proprietary mobile payments solution - MVC, which offers secure mobile-based payments, as well as mobile banking and prepaid value-added services in developed and emerging countries. The Company intends to deploy its varied mobile solutions through its ZAZOO business unit, which is an aggregation of innovative technology companies and is based in the United Kingdom.

Net1 has a primary listing on the NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:
Dhruv Chopra
Head of Investor Relations
Phone: +1 917-767-6722
Email: dchopra@net1.com

NET 1 UEPS TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations

	Unaudited		(A)
	Three months ended		Year ended
	June 30,		June 30,
	2016	2015	2016	2015
	(In thousands, except per share data)		(In thousands, except per share data)
REVENUE	$151,259	$164,286	$590,749	$625,979
EXPENSE
Cost of goods sold, IT processing, servicing and support	70,785	80,582	290,101	297,856
Selling, general and administration	37,879	40,797	145,886	158,919
Depreciation and amortization	10,412	10,294	40,394	40,685
OPERATING INCOME	32,183	32,613	114,368	128,519
INTEREST INCOME	4,008	4,467	15,292	16,355
INTEREST EXPENSE	543	1,096	3,423	4,456
INCOME BEFORE INCOME TAX EXPENSE	35,648	35,984	126,237	140,418
INCOME TAX EXPENSE	10,774	11,980	42,080	44,136
NET INCOME BEFORE EARNINGS FROM
EQUITY-ACCOUNTED INVESTMENTS	24,874	24,004	84,157	96,282
EARNINGS FROM EQUITY-ACCOUNTED
INVESTMENTS	61	219	639	452
NET INCOME	24,935	24,223	84,796	96,734
LESS NET INCOME ATTRIBUTABLE TO
NON-CONTROLLING INTEREST	579	309	2,342	1,999
NET INCOME ATTRIBUTABLE TO NET1	$24,356	$23,914	$82,454	$94,735
Net income per share, in United States dollars
Basic earnings attributable to Net1 shareholders	$0.48	$0.51	$1.72	$2.03
Diluted earnings attributable to Net1 shareholders	$0.48	$0.51	$1.71	$2.02

(A) – Derived from audited financial statements

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Balance Sheets

	(A)	(A)
	June 30,	June 30,
	2016	2015
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$223,644	$117,583
Pre-funded social welfare grants receivable	1,580	2,306
Accounts receivable, net of allowances of – 2016: $1,669; 2015: $1,956 (B)	107,805	121,335
Finance loans receivable, net of allowances of – 2016: $4,494; 2015: $4,227	37,009	40,373
Inventory	10,004	12,979
Deferred income taxes	6,956	7,298
Total current assets before settlement assets	386,998	301,874
Settlement assets (C)	536,725	692,442
Total current assets	923,723	994,316
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of – 2016: $99,969; 2015: $94,014	54,977	52,320
EQUITY-ACCOUNTED INVESTMENTS	25,645	14,329
GOODWILL	179,478	166,437
INTANGIBLE ASSETS, net of accumulated amortization of – 2016: $91,208; 2015: $84,668	48,556	47,124
OTHER LONG-TERM ASSETS, including reinsurance assets (B)	31,121	42,430
TOTAL ASSETS	1,263,500	1,316,956

LIABILITIES
CURRENT LIABILITIES
Accounts payable	14,097	21,453
Other payables	37,479	45,595
Current portion of long-term borrowings	8,675	8,863
Income taxes payable	5,235	6,287
Total current liabilities before settlement obligations	65,486	82,198
Settlement obligations (C)	536,725	692,442
Total current liabilities	602,211	774,640
DEFERRED INCOME TAXES	12,559	10,564
LONG-TERM BORROWINGS	43,134	50,762
OTHER LONG-TERM LIABILITIES, including insurance policy liabilities	2,376	2,205
TOTAL LIABILITIES	660,280	838,171
COMMITMENTS AND CONTINGENCIES
EQUITY
COMMON STOCK
Authorized: 200,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury - 2016: 55,271,954; 2015: 46,679,565	74	64
PREFERRED STOCK
Authorized shares: 50,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury: 2016: -; 2015: -	-	-
ADDITIONAL PAID-IN-CAPITAL	223,978	213,896
TREASURY SHARES, AT COST: 2016: 20,483,932; 2015: 18,057,228	(241,627)	(214,520)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(189,700)	(139,181)
RETAINED EARNINGS	700,322	617,868
TOTAL NET1 EQUITY	493,047	478,127
REDEEMABLE COMMON STOCK	107,672	-
NON-CONTROLLING INTEREST	2,501	658
TOTAL EQUITY	603,220	478,785

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,263,500	$1,316,956

(A) – Derived from audited financial statements

(B) – We have restated amounts in our unaudited condensed consolidated balance sheet as at June 30, 2015. We have decreased accounts receivable, net of allowances and increased other long-term assets by approximately $27.4 million. This restatement has no impact on our previously reported consolidated statement of operations, consolidated statements of comprehensive income, consolidated statement of changes in equity and consolidated statement of cash flows.

(C) – As described in Note 2 to our audited consolidated financial statements included in our Annual Report on Form 10-K, we have restated our settlement assets and obligations balances. The restatement resulted in an increase in settlement assets and obligations as of June 30, 2015, of $30.5 million.

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows

	Unaudited		(A)
	Three months ended		Year ended
	June 30,		June 30,
	2016	2015	2016	2015
	(In thousands)		(In thousands)
Cash flows from operating activities
Net Income	$24,935	$24,223	$84,796	$96,734
Depreciation and amortization	10,412	10,294	40,394	40,685
Earnings from equity-accounted investments	(61)	(219)	(639)	(452)
Fair value adjustment	(94)	518	519	248
Interest payable	132	7	1,829	1,283
Facility fee amortized	35	38	138	208
Gain on release from accumulated other comprehensive income	(2,176)	-	(2,176)	-
Gain on fair value of Transact24	-	-	(1,909)	-
Profit on disposal of property, plant and equipment	(173)	(1)	(286)	(296)
Stock compensation charge, net of forfeitures	953	513	3,598	3,195
Decrease (Increase) in accounts and finance loans receivable, and pre-funded grants receivable	11,810	(4,135)	(3,401)	1,399
Decrease (Increase) in inventory	1,496	(1,075)	1,001	(3,846)
(Decrease) Increase in accounts payable and other payables	(9,403)	6,804	(7,840)	(850)
(Decrease) Increase in taxes payable	(2,681)	(3,507)	763	606
(Decrease) Increase in deferred taxes	21	(1,631)	(235)	(3,656)
Net cash provided by operating activities	35,206	31,829	116,552	135,258
Cash flows from investing activities
Capital expenditures	(7,099)	(11,614)	(35,797)	(36,436)
Proceeds from disposal of property, plant and equipment	596	80	1,349	857
Acquisitions, net of cash acquired	(14,101)	-	(15,767)	-
Acquisition of available for sale securities	-	-	(8,900)	-
Acquisition of equity of equity-accounted investment	-	(13,200)	-	(13,200)
Proceeds from sale of business	-	-	-	1,895
Other investing activities, net	-	-	(5)	(29)
Net change in settlement assets (B)	(161,343)	(24,314)	53,364	(33,870)
Net cash provided by (used in) investing activities	(181,947)	(49,048)	(5,756)	(80,783)
Cash flows from financing activities
Proceeds from issue of common stock	107,682	265	111,444	2,045
Acquisition of treasury stock	(2,725)	-	(26,637)	(9,151)
Acquisition of interests in non-controlling interests	(11,189)	-	(11,189)	-
Repayment of long-term borrowings	(8,716)	-	(8,716)	(14,128)
Long-term borrowings obtained	-	789	2,107	3,765
Sale of equity to non-controlling interest	-		-	1,407
Dividends paid to non-controlling interest	-	-	-	(1,024)
Net change in settlement obligations (B)	161,343	24,314	(53,364)	33,870
Net cash provided by financing activities	246,395	25,368	13,645	16,784
Effect of exchange rate changes on cash	721	(1,568)	(18,380)	(12,348)
Net increase in cash and cash equivalents	100,375	6,581	106,061	58,911
Cash and cash equivalents – beginning of period	123,269	111,002	117,583	58,672
Cash and cash equivalents – end of period	$223,644	$117,583	$223,644	$117,583

(A) – Derived from audited financial statements

(B) – As described in Note 2 to our audited consolidated financial statements included in our Annual Report on Form 10-K, we have restated our settlement assets and obligations balances. The restatement resulted in an increase in cash flows from investing activities and an increase in cash flows from financing activities of $21.3 million during F2015, and an increase in cash flows from investing activities and an increase in cash flows from financing activities of $1.5 million during Q4, 2015.

Net 1 UEPS Technologies, Inc.

Attachment A

Operating segment revenue, operating income and operating margin:

Three months ended June 30, 2016 and 2015 and March 31, 2016

								Change – constant
				Change - actual				exchange rate(1)
				Q4 ‘16		Q4 ‘16		Q4 ‘16		Q4 ‘16
				vs		vs		vs		vs
Key segmental data, in $ ’000,	Q4 ‘16	Q4 ‘15	Q3 ‘16	Q4‘15		Q3 ‘16		Q4‘15		Q3 ‘16
Revenue:
South African transaction processing	$53,577	$59,774	$50,594	(10%	)	6%		12%		1%
International transaction processing	47,154	42,573	40,588	11%		16%		38%		10%
Financial inclusion and applied technologies	62,071	73,042	54,286	(15%	)	14%		6%		9%
Subtotal: Operating segments	162,802	175,389	145,468	(7%	)	12%		16%		6%
Intersegment eliminations	(11,543)	(11,103)	(10,732)	4%		8%		30%		2%
Consolidated revenue	$151,259	$164,286	$134,736	(8%	)	12%		15%		7%

Operating income (loss):
South African transaction processing	$12,662	$11,268	$13,133	12%		(4%	)	40%		(8%	)
International transaction processing	7,793	7,134	4,813	9%		62%		36%		54%
Financial inclusion and applied technologies	13,457	19,385	11,469	(31%	)	17%		(13%	)	11%
Subtotal: Operating segments	33,912	37,787	29,415	(10%	)	15%		12%		9%
Corporate/Eliminations	(1,729)	(5,174)	(3,224)	(67%	)	(46%	)	(58%	)	(49%	)
Consolidated operating income	$32,183	$32,613	$26,191	(1%	)	23%		23%		17%

Operating income margin (%)
South African transaction processing	24%	19%	26%
International transaction processing	17%	17%	12%
Financial inclusion and applied technologies	22%	27%	21%
Consolidated operating margin	21%	20%	19%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the Q4 2016 also prevailed during Q4 2015 and Q3 2016.

Year ended June 30, 2016 and 2015

					Change –
					constant
			Change -		exchange
			actual		rate(1)
			F2016		F2016
			vs		vs
Key segmental data, in ’000, except margins	F2016	F2015	F2015		F2015
Revenue:
South African transaction processing	$212,574	236,452	(10%	)	13%
International transaction processing	169,807	164,554	3%		30%
Financial inclusion and applied technologies	249,403	272,600	(9%	)	15%
Subtotal: Operating segments	631,784	673,606	(6%	)	18%
Intersegment eliminations	(41,035)	(47,627)	(14%	)	8%
Consolidated revenue	$590,749	625,979	(6%	)	19%

Operating income:
South African transaction processing	$51,386	51,008	1%		27%
International transaction processing	23,389	26,805	(13%	)	10%
Financial inclusion and applied technologies	54,999	72,725	(24%	)	(5%	)
Subtotal: Operating segments	129,774	150,538	(14%	)	9%
Corporate/Eliminations	(15,406)	(22,019)	(30%	)	(12%	)
Consolidated operating income	$114,368	128,519	(11%	)	12%

Operating income margin (%)
South African transaction processing	24%	22%
International transaction processing	14%	16%
Financial inclusion and applied technologies	22%	27%
Overall operating margin	19%	21%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during fiscal 2016 also prevailed during fiscal 2015.

Net 1 UEPS Technologies, Inc.

Attachment B

Reconciliation of GAAP net income and earnings per share, basic, to fundamental net income and earnings per share, basic:

Three months ended June 30, 2016 and 2015

			EPS,			EPS,
	Net income		basic	Net income		basic
	(USD’000)		(USD)	(ZAR’000)		(ZAR)
	2016	2015	2016 2015	2016	2015	2016	2015

GAAP	24,356	23,914	0.48 0.51	365,778	288,035	7.16	6.18

Intangible asset amortization, net .	2,213	2,751		33,229	33,131
Accounting change for Finbond	(1,732)	-		(26,011)	-
Stock-based compensation charge	954	513		14,327	6,179
Transaction costs	473	-		7,104	-
Facility fees for KSNET debt	35	38		526	458
US government investigations- related and US lawsuit expenses	-	17		-	205
Fundamental	26,299	27,233	0.51 0.58	394,953	328,008	7.73	7.04

Year ended June 30, 2016 and 2015

			EPS,			EPS,
	Net income		basic	Net income		basic
	(USD’000)		(USD)	(ZAR’000)		(ZAR)
	2016	2015	2016 2015	2016	2015	2016	2015

GAAP	82,454	94,735	1.72 2.03	1,186,035	1,082,584	24.78	23.17

Intangible asset amortization, net .	8,413	11,263		120,989	128,708
Stock-based compensation charge	3,598	3,195		51,754	36,511
Gain resulting from acquisition of Transact24	(1,909)	-		(27,459)	-
Accounting change for Finbond	(1,732)	-		(24,913)	-
Transaction costs	1,018	-		14,643	-
US government investigations- related and US lawsuit expenses	133	158		1,913	1,806
Facility fees for KSNET debt	138	208		1,985	2,377
Refund related to litigation finalized in Korea, net	-	(1,354)		-	(15,473)
Fundamental	92,113	108,205	1.92 2.32	1,324,947	1,236,513	27.68	26.46

Net 1 UEPS Technologies, Inc.

Attachment C

Reconciliation of net income used to calculate earnings per share basic and diluted and headline earnings per share basic and diluted:

Three months ended June 30, 2016 and 2015

	2016	2015

Net income (USD’000)	24,356	23,914
Adjustments:
Accounting change for Finbond	(1,732)	-
Profit on sale of property, plant and equipment	(173)	(64)
Tax effects on above	48	18

Net income used to calculate headline earnings (USD’000)	22,499	23,868
Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	51,118	46,620
Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	51,224	46,944
Headline earnings per share:
Basic, in USD	0.44	0.51
Diluted, in USD	0.44	0.51

Year ended June 30, 2016 and 2015

	2016	2015

Net income (USD’000)	82,454	94,735
Adjustments:
Gain resulting from acquisition of Transact24	(1,909)	-
Accounting change for Finbond	(2,176)	-
Profit on sale of property, plant and equipment	(286)	(296)
Tax effects on above	524	83

Net income used to calculate headline earnings (USD’000)	78,607	94,522
Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	47,863	46,733
Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	48,105	46,913
Headline earnings per share:
Basic, in USD	1.64	2.02
Diluted, in USD	1.63	2.01

Calculation of the denominator for headline diluted earnings per share

	Q4 ‘16	Q4 ‘15	F2016	F2015

Basic weighted-average common shares outstanding and unvested restricted shares expected to vest under GAAP	51,118	46,620	47,863	46,733
Effect of dilutive securities under GAAP	106	324	242	180
Denominator for headline diluted earnings per share	51,224	46,944	48,105	46,913

Weighted average number of shares used to calculate headline earnings per share diluted represent the denominator for basic weighted-average common shares outstanding and unvested restricted shares expected to vest plus the effect of dilutive securities under GAAP. We use this number of fully-diluted shares outstanding to calculate headline earnings per share diluted because we do not use the two-class method to calculate headline earnings per share diluted.